Exhibit 23.1

January 10, 2003



                         Consent of Independent Auditors

We consent to the inclusion in this Registration Statement Form SB-2 of our report dated 28 March, 2002, on our audits of the consolidated financial statements of Pacific CMA, Inc., which covered the consolidated balance sheets as of 31 December, 2000 and 2001 and the results of their operations and cash flows for each of the three years in the period ended 31 December, 2001 appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our firm under the caption "Experts" in this Prospectus.


/s/ Moores Rowland
    Moores Rowland
Chartered Accountants

Certified Public Accountants
Hong Kong